Kribsavup

Backed by 25+ years of experience in the real estate industry, Kribsavup guides the next generation through homeownership with digital banking, credit reporting, transaction tracking, and gamified finances. We aim to create 1 million new home-owners by 2030.


Hello Andrew!
EFX
754
Excellent
Show Full Report
Identity Restore
Negative Factors
Summary
Revolving Accounts
Total Open Accounts
Kribsavup
Leaderboard
Credit Score
Income Amount

Invest

$99 minimum investment

DEADLINE: August 16, 2025

in 3 months

UNIT PRICE

$1

TOTAL RAISED ON NETCAPITAL

$1,349

TOTAL RAISED THIS ROUND

$1,349

VALUATION THIS ROUND

$1,000,000

Reg CF offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

After over 25 years in the real estate and brokerage industry, Timothy noticed that many of his clients struggled to navigate the modern home-buying market.

Many lacked knowledge about key factors in purchasing a home, while others found it difficult to save for a down payment. These challenges were especially prevalent among younger generations and underrepresented communities, who often lacked the guidance needed to achieve homeownership.

Determined to make a difference, Timothy founded Kribsavup—a personal finance fintech app designed to help future generations and underrepresented individuals achieve their homeownership dreams.

Kribsavup provides essential education on credit scores, debt-to-income ratios, budgeting, and other financial fundamentals.

At Kribsavup, our mission extends beyond helping individuals—we aim to shift the mindset around homeownership itself. According to Citibank, 66% of Americans believe buying a home is an unachievable milestone for young people. We're here to change that statistic from 66% to 0%—empowering the next generation to become homeowners.

But this isn't just about owning property—it's about fostering families, building opportunity, and securing financial independence.

Investors in Kribsavup are supporting more than just a business; they're fueling a movement that's breaking down barriers and making homeownership accessible for all.





SUCCESS TO DATE

- Backed by **25+ years of experience** in the real estate industry.
- Massive market opportunity of **117M Americans** that don't own a home, **40M Millennial Americans** that don't own a home, and around **17.6M Minority Millennial Americans** that don't own a home.
- **One of the only Fintech apps** to focus on homeownership for minorities and millennials.

PROBLEM

With home prices rising 42% over the past five years, a lack of financial education, and widespread pessimism, **homeownership is becoming increasingly out of reach**—especially for young generations and underrepresented communities. Today, 66% of Americans believe homeownership is unachievable, and first-time buyers now need an average of 13 years to save for a down payment.

SOLUTION

Owning a Home Shouldn't Feel Impossible—We Make It Achievable.

For many, buying a home feels out of reach—rising costs, complex processes, and financial barriers leave young buyers stuck on the sidelines.

Kribsavup changes that.

We empower first-time buyers with the tools and guidance they need to turn homeownership into a reality. Through personalized financial coaching, smart budgeting tools, and seamless access to financing options, we help users find affordable homes and secure the right funding—without the guesswork.

And it's working. Thousands have already taken their first step with Kribsavup, proving that homeownership isn't just a dream—it's possible.

But it's not just about finances. It's about creating a future where homeownership is accessible, not exclusive. By investing in Kribsavup, supporters become part of something bigger—they help real people achieve a life-changing milestone while driving a profitable, sustainable movement.

Join us in making homeownership achievable for the next generation.


Owning a Home Shouldn't Feel Impossible — We Make it Achievable.
High costs, complex financing, and a confusing process keep buyers out. Kribsavup simplifies everything—so anyone can buy a home with confidence.

How Kribsavup Simplifies Homeownership



Custom budgeting and credit-building roadmap tailored to your financial history—so you're always mortgage-ready.



Automated savings tools, credit leaderboards, and group financial goals to keep you on track toward homeownership.



Find affordable homes and mortgage options that fit your budget using smart, data-driven recommendations.

Kribsavup

Product

Personal AI Coach

AI-driven credit building & budget tailored to goals & financial history – doubles as your virtual real estate agent

Neobank Account

Automate bill payments and save surplus funds. Grow savings with gamification and proactive monitoring

Financial Tools

Credit Reporting, ID Theft Prevention, Bank/Card Linking, and Budget/Credit improvement suggestions.

Social Finance

Credit & Budget Leaderboard, Financial Friends Feature, Saving Goals with Groups



VZW Wi-Fi
Ask Steward AI
Hey! How can I help?
Search for topics or questions...
Frequently Asked
Accounts overview
Add an Account
Accounts overview
Topics
Accounts
Transactions
Spending

BUSINESS MODEL

1. **Subscription Model (current main revenue stream):** Kribsavup offers a subscription model for access to the service, starting at a basic plan of $9.99 a month and a premium plan at $24.99 a month. The subscription model is the B2C revenue stream of the app.
2. **Affiliation & Marketplace Model (planned & secondary revenue stream):** Kribsavup plans to offer affiliation to certified lenders (banks, credit unions, etc) as well as affiliation with certified realtors/brokers through the marketplace; a feature that allows a user to search for loans and home opportunities. Kribsavup also plans to take a success fee for each transaction conducted on the marketplace, with the percentage varying on different factors. The marketplace model is the B2B revenue stream of the app.

MARKET


Kribsavup
Market Opportunity
$113.08
Billion
With an expected CAGR of 25.5% from 2024 to 2028
Source: finance.yahoo.com
2024
2028
$113.08
Billion
$330.12
Billion

Source: Yahoo!Finance

- **Personal Finance App Market expected to increase from $133.08 Billion in 2024 to $330.12 Billion in 2028 with a 25.5% CAGR**
- Total Addressable Market: 117 Million Americans (34.4% of Americans that do not own a home)
- Serviceable Addressable Market: 40 Million Millennial Americans (55% of Millennials that do not own a home)
- Serviceable Obtainable Market: 17.6 Million Minority Millennial Americans

TEAM



Timothy Griggs
CEO & Founder

Timothy Griggs, CEO and Founder of Kribsavup, launched the company after 25 years in real estate, seeing young communities struggle with homeownership. Driven by a passion for change, he created Kribsavup to provide solutions and guidance, making homeownership more accessible.



Lucy Nneoma
COO

Lucy Nneoma, COO of Kribsavup, brings a strong legal and business background to the company. With a law degree from Ebonyi State University and experience as a Business Development Analyst at Gaotek, she combines strategic insight with a passion for helping young communities achieve homeownership.



Favour Anwara
CTO

Favour Anwara, CTO of Kribsavup, is a skilled technologist with a B.S. in Computer Engineering from Enugu State University and four years of experience in backend development. Passionate about innovation, he drives the company's tech solutions to streamline the path to homeownership.



Andrew Lendnal
Advisor

Andrew Lendnal, Advisor at Kribsavup, brings extensive financial expertise with former roles as Senior VP of Strategy at KeyBank and Executive Director of Global Strategy at Morgan Stanley. His strategic insight helps shape Kribsavup's mission to make homeownership more accessible.

INVESTOR INVITATION

Investors can connect with Kribsavup because homeownership is more than just buying property—it's about stability, opportunity, and building a future.

Many young buyers face steep challenges, and Kribsavup is breaking down barriers with tech-driven solutions that make homeownership more accessible.

By investing, they're not just backing a business; they're fueling a movement that helps real people achieve a life-changing milestone. They can be part of the journey by mentoring buyers, sharing expertise, and seeing the real-world impact of their support. It's an investment that's both profitable and meaningful.

USE OF PROCEEDS

If the offering's maximum amount of $250,000 is raised:

Use	Value	% of Proceeds
Advertising and Marketing	$82,750	33.1%
Sale and Administrative	$35,000	14.0%
Development and Research	$35,000	14.0%
Contracted Services	$25,000	10.0%
Intern Employment	$20,000	8.0%
Fundraising Expenses	$10,000	4.0%
GFY Fundraising Expense	$30,000	12.0%
Intermediary fees	$12,250	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Common Units, under registration exemption 4(a)(6), in Griggs Mutual Holdings, LLC dba Kribsavup. This offering must reach its target of at least $10,000 by its offering deadline of August 16, 2025 at 12:59am ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

1,250,000 units
× $1 per unit

$1,250,000 implied valuation

FINANCIALS

Kribsavup's official name is Griggs Mutual Holdings, LLC, so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

> Form C on March 26, 2025

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook

UPDATES

Mar 26, 2025 • Filed Form C

ASK A QUESTION

Proofread your comment before submitting: once it's posted, you can't edit or delete it. Investors are advised to review our Discussion Board Policy before submitting a comment. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post

Looking to raise capital?
We can help turn your friends, family and customers into investors.

Learn more

Interested in more investment opportunities?
Browse all offerings currently available.

See more

Stay up to date on the latest investments

Never miss a beat in the world of investments – sign up with your email to stay informed about the latest opportunities, trends, and success stories in the startup ecosystem.

Email address Subscribe

Netcapital

Product
- Invest
- Raise Capital
- Investor FAQ
- Entrepreneur FAQ
- Risks

Company
- News
- Careers
- Help Center
- About

Contact

hello@netcapital.com

+1 (617)-231-9270